PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 6, 1996)
                                  $100,000,000

                                     [LOGO]

                        DUKE REALTY LIMITED PARTNERSHIP
                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                               -----------------

    Duke Realty Limited Partnership (the "Operating Partnership") may offer from time to time up to $100,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its Medium-Term Notes Due Nine Months or More from Date of Issue (the "Notes"). Such aggregate initial offering price is subject to reduction as a result of the sale by the Operating Partnership or by Duke Realty Investments, Inc. (the "Company") of other Securities described in the accompanying Prospectus. Each Note will mature on any day nine months or more from the date of issue, as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption at the option of the Operating Partnership or repayment at the option of the Holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, as specified in the applicable Pricing Supplement. In addition, each Note may be denominated and/or payable in United States dollars or a foreign or composite currency, as specified in the applicable Pricing Supplement. The Notes, other than Foreign Currency Notes, will be issued in minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while Foreign Currency Notes will be issued in the minimum denominations specified in the applicable Pricing Supplement.
    Unless otherwise specified in the applicable Pricing Supplement, Notes will bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable Pricing Supplement, and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. Interest on each Fixed Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on May 1 and November 1 of each year and on the Maturity Date. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate. See "Description of Notes."
    The interest rate, or formula for the determination of the interest rate, applicable to each Note and the other variable terms thereof will be established by the Operating Partnership on the date of issue of such Note and will be specified in the applicable Pricing Supplement. Interest rates or formulae and other terms of Notes are subject to change by the Operating Partnership, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Operating Partnership.
    Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or in certificated form (a "Certificated Note"), as specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners).
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
         SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                        AGENTS'
                                                       DISCOUNTS      PROCEEDS TO THE
                                         PRICE TO         AND            OPERATING
                                        PUBLIC (1)   COMMISSIONS (1)(2) PARTNERSHIP (1)(3)
Per Note.............................    100.000%    .125% - .750%   99.875% - 99.250%
                                                       $125,000 -      $99,875,000 -
Total (4)............................  $100,000,000     $750,000        $99,250,000

(1) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Securities LLC (the "Agents") may purchase the Notes, as principal, from the Operating Partnership, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Operating Partnership and an Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Operating Partnership will pay a commission to the applicable Agent, ranging from .125% to .750% of the principal amount of a Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Operating Partnership and such Agent at the time of such sale. See "Plan of Distribution."
(2) The Operating Partnership has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
(3) Before deducting expenses payable by the Operating Partnership estimated at $75,000.
(4) Or the equivalent thereof in one or more foreign or composite currencies.
                             ---------------------

    The Notes are being offered on a continuous basis by the Operating Partnership to or through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. The Operating Partnership reserves the right to cancel or modify the offer made hereby without notice. The Operating Partnership or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."
                             ---------------------
MERRILL LYNCH & CO.

                 FIRST CHICAGO CAPITAL MARKETS, INC.
                                   GOLDMAN, SACHS & CO.
                                                   J.P. MORGAN & CO.
                                                                  UBS SECURITIES
                                 --------------

            The date of this Prospectus Supplement is May 13, 1997.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN OFFERINGS OF NOTES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF PENALTY BIDS, DURING AND AFTER SUCH OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."
                            ------------------------

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Operating Partnership's ratio of earnings to fixed charges for the three months ended March 31, 1997 was 2.32 and for the year ended December 31, 1996 was 2.20.

    For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) before gains or losses on property sales and (if applicable) minority interest in the Operating Partnership. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

                              DESCRIPTION OF NOTES

    The Notes will be issued as a series of Debt Securities under an Indenture, dated as of September 19, 1995, as amended or supplemented from time to time (the "Indenture"), between the Operating Partnership and The First National Bank of Chicago, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

GENERAL

    All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Operating Partnership and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Indenture does not limit the aggregate initial offering price of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate initial offering price from time to time authorized by the Operating Partnership for each series. However, the Notes are effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership (approximately $261 million at March 31, 1997), which encumber certain assets of the Operating Partnership. The Operating Partnership may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $100,000,000 aggregate initial offering price of Notes offered hereby.

    The Notes are currently limited to up to $100,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies. The Notes will be offered on a continuous basis and will mature on any day nine months or more from their dates of issue (each, a "Stated Maturity Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate.

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest may be made in, one or more foreign currencies or composite currencies ("Foreign Currency Notes"). See "Special Provisions and Risks Relating to Foreign Currency Notes -- Payments of Principal, Premium, if any, and Interest." The currency or composite currency in which a Note is denominated, whether United States dollars or otherwise, is herein referred to as the "Specified Currency." References herein to "United States dollars," "U.S. dollars" and "U.S.$" are to the lawful currency of the United States of America ("United States").

    Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. Each applicable Agent is prepared to arrange for the conversion of United States dollars into the applicable Specified Currency to enable the purchaser to pay for the related Foreign Currency Note, provided that a request is made to such Agent on or prior to the third Business Day (as hereinafter defined) preceding the date of delivery of such Foreign Currency Note, or by such other day determined by such Agent. Each such conversion will be made by an Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Special Provisions and Risks Relating to Foreign Currency Notes."

    Interest rates offered by the Operating Partnership with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates or formulae and other terms of Notes are subject to change by the Operating Partnership from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Operating Partnership.

    Each Note will be issued in fully registered form as a Book-Entry Note or a Certificated Note. The authorized denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while the authorized denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement.

    Payments of principal of, and premium, if any, and interest on, Book-Entry Notes will be made by the Operating Partnership through the Trustee to the Depositary. See "-- Book-Entry Notes." In the case of Certificated Notes, payment of principal and premium, if any, due on the Stated Maturity Date or any prior date on which the principal, or an installment of principal, of each Certificated Note becomes due and payable, whether by the declaration of acceleration, notice of redemption at the option of the Operating Partnership, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal of the applicable Note repayable on such date) will be made in immediately available funds upon presentation and surrender thereof at the office or agency maintained by the Operating Partnership for such purpose in the Borough of Manhattan, The City of New York (or, in the case of any repayment on an Optional Repayment Date, upon presentation of such Certificated Note and a duly completed election form in accordance with the provisions described below), currently the corporate trust office of the Trustee located initially at 14 Wall Street, Eighth Floor - Window 2, New York, New York 10005. Payment of interest due on the Maturity Date of each Certificated Note will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest due on each Certificated Note on any Interest Payment Date (as hereinafter defined) other than the Maturity Date will be made at the office or agency referred to above maintained by the Operating Partnership for such purpose or, at the option of the Operating Partnership, may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Operating Partnership. Notwithstanding the foregoing, a Holder of $10,000,000 (or, if the applicable Specified Currency is other than United States dollars, the equivalent thereof in such

Specified Currency) or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions and Risks Relating to Foreign Currency Notes -- Payments of Principal, Premium, if any, and Interest."

    As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes the payment of which is to be made in a currency or composite currency other than United States dollars, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as hereinafter defined) of the country issuing such currency or composite currency (or, in the case of European Currency Units ("ECU"), is not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as hereinafter defined). "London Business Day" means any day (i) if the Index Currency (as hereinafter defined) is other than ECU, on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, that is not designated as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market.

    "Principal Financial Center" means the capital city of the country issuing the currency or composite currency in which any payment in respect of the related Notes is to be made or, solely with respect to the calculation of LIBOR, the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECU's, the Principal Financial Center shall be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

    Book-Entry Notes may be transferred or exchanged only through the Depositary. See "-- Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by the Operating Partnership for such purpose in the Borough of Manhattan, The City of New York. No service charge will be made by the Operating Partnership or the Trustee for any such registration of transfer or exchange of Notes, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

    Notwithstanding any provisions described in this Prospectus Supplement to the contrary, if a Note specifies that an Addendum is attached thereto or that "Other/Additional Provisions" apply, such Note will be subject to the terms specified in such Addendum or "Other/Additional Provisions," as the case may be, and will be described in the applicable Pricing Supplement.

REDEMPTION AT THE OPTION OF THE OPERATING PARTNERSHIP

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Operating Partnership prior to the Stated Maturity Date only if agreed to by the Operating Partnership and the purchasers thereof at the time of sale and an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Operating Partnership on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. See also "-- Original Issue Discount Notes."

REPAYMENT AT THE OPTION OF THE HOLDER

    The Notes will be repayable by the Operating Partnership at the option of the Holders thereof prior to the Stated Maturity Date only if agreed to by the Operating Partnership and the purchasers thereof at the time of sale and one or more Optional Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which the Operating Partnership shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

    Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must direct the Participant (as hereinafter defined) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so direct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "-- Book-Entry Notes."

    If applicable, the Operating Partnership will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

    The Operating Partnership may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Operating Partnership may, at the discretion of the Operating Partnership, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

GENERAL

    Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the applicable Note) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

    Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

FIXED RATE NOTES

    Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable on May 1 and November 1 of each year (each, an "Interest Payment Date") and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

FLOATING RATE NOTES

    Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Interest Reset Period and Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

    The interest rate borne by the Floating Rate Notes will be determined as follows:

        (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum attached, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; PROVIDED, HOWEVER, that the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

        (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; PROVIDED, HOWEVER, that (y) the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

       (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; PROVIDED, HOWEVER, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the first Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; PROVIDED, HOWEVER, that the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

    The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

    Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

    Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate,
(vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that the interest rate in effect on a Floating Rate Note for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate; PROVIDED, FURTHER, that with respect to a Floating Rate/Fixed Rate Note the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

    The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
(iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; PROVIDED HOWEVER, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

    The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as hereinafter defined). The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as hereinafter defined); and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); PROVIDED, HOWEVER, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday; PROVIDED, FURTHER, that if an auction falls on the applicable Interest Reset Date, then the Interest Reset Date will instead be the first Business Day following such auction. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

    A Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable

Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year, (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

    All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

    With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, The First National Bank of Chicago will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of
(i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

    Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

    CD RATE. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include an Agent or its affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; PROVIDED, HOWEVER, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

    CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15. . .Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include an Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New

York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; PROVIDED, HOWEVER, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

    COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M; New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of an arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include an Agent or its affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating organization; PROVIDED, HOWEVER, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                    D X 360      X 100
Money Market Yield   =          --------------
                                 360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Interest Period for which interest is being calculated.

    ELEVENTH DISTRICT COST OF FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

    FEDERAL FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include an Agent or its affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; PROVIDED, HOWEVER, that if the brokers so selected by the Calculation Agent are not quoted as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

    LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

        (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"),

    LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

        (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; PROVIDED, HOWEVER, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

    "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

    PRIME RATE. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by as many substitute banks or trust companies as necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; PROVIDED, HOWEVER, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

    "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuter Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

    TREASURY RATE. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include an Agent or its affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER PROVISIONS; ADDENDA

    Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Maturity Date or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

AMORTIZING NOTES

    The Operating Partnership may from time to time offer Fixed Rate Notes which pay a level amount in respect of both interest and principal amortized over the life of such Fixed Rate Notes ("Amortizing Notes"). Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

ORIGINAL ISSUE DISCOUNT NOTES

    The Operating Partnership may offer Notes ("Original Issue Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e., par). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. Unless otherwise specified in the applicable Pricing Supplement, the difference between the Issue Price of an Original Issue Discount Note and par is referred to herein as the "Discount" and will be ratably accrued over the term of such Original Issue Discount Note for purposes of determining the amount to be paid in the event of redemption, repayment or acceleration of maturity of such Original Issue Discount Note. In the event of redemption, repayment or acceleration of maturity of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note will be equal to the sum of:
(i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable); and (ii) any accrued and unpaid interest on such Original Issue Discount Note, from the date of issue to the date of redemption, repayment or acceleration of maturity. Certain additional considerations relating to Original Issue Discount Notes may be specified in the applicable Pricing Supplement.

INDEXED NOTES

    Notes may be issued with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to an indexed currency or to such other price(s) or exchange rate(s) ("Indexed Notes"), as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement.

CERTAIN COVENANTS

    LIMITATIONS ON INCURRENCE OF DEBT. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Notes) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 55% of the sum of (i) the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange

Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets shall be referred to as the "Adjusted Total Assets").

    In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 2.0 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

    In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership's Adjusted Total Assets.

    For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

    MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 185% of the aggregate outstanding principal amount of the Unsecured Debt of the Operating Partnership.

    As used herein:

    "ANNUAL SERVICE CHARGE" as of any date means the amount which is expensed in any 12-month period for interest on Debt.

    "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount,

(d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges and (g) provisions for or realized losses on properties and (ii) less amounts which have been included for gains on properties.

    "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

    "DEBT" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership and its Subsidiaries, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership and its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership and its Subsidiaries as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof).

    "FUNDS FROM OPERATIONS" for any period means the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles.

    "SUBSIDIARY" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

    "TOTAL ASSETS" as of any date means the sum of (i) the Operating Partnership's and its Subsidiaries' Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

    "TOTAL UNENCUMBERED ASSETS" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

    "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

    "UNSECURED DEBT" means Debt of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of the Operating Partnership or any Subsidiary.

    Reference is made to the section entitled "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Notes. Compliance with the covenants described herein and such additional covenants with respect to the Notes generally may not be waived by the Board of Directors of the Company, as general partner of the Operating Partnership, or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Notes consent to such waiver; PROVIDED, HOWEVER, that the defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes, including with respect to the covenants described in this Prospectus Supplement.

BOOK-ENTRY NOTES

    The Operating Partnership has established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

    Upon issuance, all Book-Entry Notes up to $200,000,000 aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, currency of denomination and payment, Interest Payment Dates (if any), Stated Maturity Date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

    So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferrable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

    Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies the Operating Partnership that it is unwilling or unable to continue as Depositary for the Global Securities or the Depositary ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in each case, a successor Depositary is not appointed by the Operating Partnership within 90 days after the Operating Partnership receives such notice or becomes aware of such unwillingness, inability or ineligibility, (ii) the Operating Partnership in its sole discretion determines that the Global Securities shall be exchangeable for Certificated Notes or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes and beneficial owners representing a majority in aggregate principal amount of the Book-Entry Notes represented by Global Securities advise the Depositary to cease acting as depositary. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

    The following is based on information furnished by the Depositary:

        The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

        The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agent), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

        Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the Book-Entry system for such Book-Entry Notes is discontinued.

        To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee,

    Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Operating Partnership as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

        Principal, premium, if any, and/or interest payments on the Global Securities representing the Book Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Operating Partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to the Depositary is the responsibility of the Operating Partnership or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

        If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Operating Partnership, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

        The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Operating Partnership or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

        The Operating Partnership may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

    The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Operating Partnership believes to be reliable, but the Operating Partnership takes no responsibility for the accuracy thereof.

                       CERTAIN INVESTMENT CONSIDERATIONS

    An investment in Notes indexed, as to principal, premium, if any, and/or interest, to one or more currencies or composite currencies (including exchange rates and swap indices between currencies or composite currencies), commodities, interest rates or other indices, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such index or indices may be subject to significant changes, that the resulting interest rate will be less than that payable on a conventional fixed rate or floating rate debt security issued by the Operating Partnership at the same time, that the repayment of principal and/or premium, if any, can occur at times other than that expected by the investor, and that the investor could lose all or a substantial portion of principal and/or premium, if any, payable on the Maturity Date. Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Operating Partnership has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices will be magnified. In recent years, values of certain indices have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

    Any optional redemption feature of the Notes might affect the market value of such Notes. Since the Operating Partnership may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

    The secondary market for such Notes will be affected by a number of factors independent of the creditworthiness of the Operating Partnership and the value of the applicable index or indices, including the complexity and volatility of such index or indices, the method of calculating the principal, premium, if any, and/or interest in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or indices and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such Notes readily or at prices that will enable investors to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of Notes will fluctuate over time and that such fluctuations may be significant.

    The credit ratings assigned to the Operating Partnership's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the market value of the Notes.

Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

        SPECIAL PROVISIONS AND RISKS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the applicable currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. The Operating Partnership disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest on, the Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

    THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL OF THE RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES THAT RESULT FROM SUCH FOREIGN CURRENCY NOTES BEING DENOMINATED OR PAYABLE IN A CURRENCY OR COMPOSITE CURRENCY OTHER THAN UNITED STATES DOLLARS. THE OPERATING PARTNERSHIP AND EACH AGENT DISCLAIM ANY RESPONSIBILITY TO ADVISE PROSPECTIVE INVESTORS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS THEY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN CURRENCY NOTES. FOREIGN CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the applicable foreign currency or composite currency and the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which the Operating Partnership has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the United States dollar and foreign currencies or composite currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the foreign currency or composite currency in which a Foreign Currency Note is payable against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Foreign Currency Note, in the United States dollar-equivalent value of the principal and premium, if any, payable on the Maturity Date of such Foreign Currency Note, and, generally, in the United States dollar-equivalent market value of such Foreign Currency Note.

    Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest on, a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the foreign currency or composite currency in which such payment is to be made on such date. Even if there are no exchange controls, it is possible that the foreign currency or composite currency in which a payment in respect of any particular Foreign Currency Note is to be made would not be available on the applicable payment date due to other circumstances beyond the control of the Operating Partnership. In such cases, the Operating Partnership will be entitled to satisfy its obligations in respect of such Foreign Currency
Note in United States dollars. See "-- Payment Currency."

GOVERNING LAW; JUDGMENTS

    The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Foreign Currency Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date of entry of the judgment or some other date. Under current New York law, a state court in the State of New York rendering a judgment on a Foreign Currency Note would be required to render such judgment in the applicable foreign currency or composite currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such amount is converted from United States dollars into the applicable foreign currency or composite currency.

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

    Unless otherwise specified in the applicable Pricing Supplement, the Operating Partnership is obligated to make payments of principal of, and premium, if any, and interest on, Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts payable by the Operating Partnership in a foreign currency or composite currency will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement into United States dollars for payment to Holders. However, the Holder of a Foreign Currency Note may elect to receive such amounts in the applicable foreign currency or composite currency as hereinafter described.

    Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Operating Partnership for the purchase by the quoting dealer of the applicable foreign currency or composite currency for United States dollars for settlement on such payment date in the aggregate amount of such currency or composite currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the applicable foreign currency or composite currency.

    A Holder of a Foreign Currency Note may elect to receive all or a specified portion of any payment of the principal of, and premium, if any, and/or interest on, such Foreign Currency Note in the applicable foreign currency or composite currency by submitting a written request for such payment to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive all or a specified portion of all future payments in the applicable foreign currency or composite currency in respect of such principal, premium, if any, and/or interest and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the applicable foreign currency or composite currency may be made.

    Payments of the principal of, and premium, if any, and/or interest on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of Notes -- General." Payments of interest on Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under certain circumstances described under "Description of Notes -- General." Payments of principal of, and premium, if any, and/or interest on, Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

    Unless otherwise specified in the applicable Pricing Supplement, a Beneficial Owner of a Global Security or Securities representing Book-Entry Notes payable in a currency or composite currency other than United States dollars which elects to receive payments of principal, premium, if any, and/or interest in such currency or composite currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the applicable foreign currency or composite currency.

PAYMENT CURRENCY

    If the applicable foreign currency for a Foreign Currency Note is not available for the required payment of principal, premium, if any, and/or interest due to the imposition of exchange controls or other circumstances beyond the control of the Operating Partnership, the Operating Partnership will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement.

    If payment in respect of a Foreign Currency Note is required to be made in any composite currency (e.g., ECU), and such composite currency is unavailable due to the imposition of exchange controls or other circumstances beyond the control of the Operating Partnership, the Operating Partnership will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars. The amount of each payment in United States dollars shall be computed by the Exchange Rate Agent on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in

United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

    If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

    The "Market Exchange Rate" for a currency or composite currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such currency or composite currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a currency or composite currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

    All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt organizations, individual retirement and other tax deferred accounts, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction. BECAUSE THE EXACT PRICING AND OTHER TERMS OF THE NOTES WILL VARY, NO ASSURANCE CAN BE GIVEN THAT THE CONSIDERATIONS DESCRIBED BELOW WILL APPLY TO A PARTICULAR ISSUANCE OF NOTES. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF PARTICULAR NOTES (WHERE APPLICABLE) WILL BE SUMMARIZED IN THE PRICING SUPPLEMENT RELATING TO SUCH NOTES. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

    PAYMENTS OF INTEREST. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994 under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code").

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of an installment obligation (as defined in the OID Regulations) multiplied by the weighted average maturity of such obligation). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold to the public (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a
Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or (in certain cases) at one or more floating rates that appropriately take into account the length of the interval between stated interest payments. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (E.G., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (I.E., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified DE MINIMIS amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be selected by each holder, may be of any length and may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods plus the amount of any qualified stated interest on the Discount Note that has accrued prior to the beginning of the accrual period but is not payable until a later date minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods than the amounts that would be includible on a straight-line basis.

    If a portion of the initial purchase price of a Note is attributable to interest that accrued prior to the Note's issue date, the first stated interest payment on the Note is to be made within one year of the Note's issue date and such payment will equal or exceed the amount of pre-issuance accrued interest, then the U.S. Holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

    A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified DE MINIMIS amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified Floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (E.G., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (I.E., a cap) or a minimum numerical limitation (I.E., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information, which generally includes a rate that is based on one or more qualified floating rates or on the yield of actively traded personal property; however, an objective rate does not include a rate based on information within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits or the value of the issuer's stock. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (E.G., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (I.E., at a price below the Note's stated principal amount) in excess of a specified DE MINIMIS amount. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996 the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

    Certain of the Notes (i) may be redeemable at the option of the Operating Partnership prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election applies only to the Note for which it is made and cannot be revoked without the consent of the IRS. A U.S. Holder considering this election should consult its own tax advisor.

    The OID Regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of original issue discount allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of original issue discount allocable to the final accrual period equal the excess of the amount payable at the maturity of the Discount Note (other than any payment of qualified stated interest) over the Discount Note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Discount Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated PRO RATA (on the basis of their relative lengths) between the accrual periods contained in the interval.

    SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount because none of the interest will be treated as qualified stated interest. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Purchasers of Short-Term Notes are urged to consult their tax advisors before making any election with respect to such Notes.

    MARKET DISCOUNT. If a U.S. Holder purchases a Note at original issue, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified DE MINIMIS amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or
(ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding. Once made, such an election is irrevocable.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds the portion of market discount allocable to the days during the taxable year in which the bond was held by the taxpayer. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments with market discount acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

    PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

    DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such

U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount (or acquisition discount in the case of a Short-Term Note) included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year.

             NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS
                         PAYABLE, IN A FOREIGN CURRENCY

    The following discussion applies to U.S. Holders of Notes that are denominated in a Foreign Currency ("Foreign Currency Notes"). As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

PAYMENTS OF INTEREST IN A FOREIGN CURRENCY.

    CASH METHOD. A. U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Foreign Currency Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency. No exchange gain or loss is recognized with respect to the receipt of such payment.

    ACCRUAL METHOD. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    PURCHASE, SALE AND RETIREMENT OF NOTES. A U.S. Holder who purchases a Foreign Currency Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Foreign Currency Note, determined on the date of purchase.

    Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Foreign Currency Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Foreign Currency Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Foreign Currency
Note is disposed of (or deemed disposed of in the case of a taxable exchange of the Note for a new Note). In the case of a Foreign Currency Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Foreign Currency Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

    Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

    ORIGINAL ISSUE DISCOUNT.  In the case of a Discount Note or Short-Term Note,
(i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency -- Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

    PREMIUM AND MARKET DISCOUNT. In the case of a Foreign Currency Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency -- Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

    With respect to a Foreign Currency Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note. A U.S. Holder that elects not to amortize bond premium must treat the bond premium as a capital loss when the Foreign Currency Note matures.

    EXCHANGE OF FOREIGN CURRENCIES. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder (as defined in Section 871(h)(3) of the Code) of the Operating Partnership, a controlled foreign corporation related to the Operating Partnership or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and
(iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

    Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Operating Partnership or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    The Notes are being offered on a continuous basis for sale by the Operating Partnership to or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Chicago Capital Markets, Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Securities LLC (the "Agents"). The Agents may purchase Notes, as principal, from the Operating Partnership from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Operating Partnership and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Operating Partnership will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Operating Partnership and such Agent at the time of such sale.

    Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. Each Agent may sell Notes it has purchased from the Operating Partnership as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with such purchase from the Operating Partnership to such dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed price basis), the concession and the discount may be changed.

    The Operating Partnership has reserved the right to sell the Notes directly to investors, and may solicit and accept offers to purchase Notes directly from investors from time to time on its own behalf. No commission will be paid on Notes sold directly by the Operating Partnership. In certain instances, the Operating Partnership may offer Notes to or through additional agents named in the applicable Pricing Supplement.

    The Operating Partnership reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with the Operating Partnership or through the Agents). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

    Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of Notes -- General."

    Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

    Until the distribution of the Notes is completed, rules of the Securities and Exchange Commission may limit the ability of the Agents to bid for and purchase Notes. As an exception to these rules, the Agents are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

    If the Agents create a short position in the Notes in connection with the offering, (i.e., if they sell more Notes than are set forth on the cover page of this Prospectus Supplement), they may reduce that short position by purchasing Notes in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

    The Agents also may impose a penalty bid on certain Agents. This means that if the Agents purchase Notes in the open market to reduce the Agents' short position or to stabilize the price of the Notes, they may reclaim the amount of the selling concession from the Agents who sold those Notes as part of the offering.

    Neither the Operating Partnership nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the tranactions described above may have on the price of the Notes. In addition, neither the Operating Partnership nor any of the Agents makes any representation that the Agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Operating Partnership has agreed to indemnify the Agents against certain liabilities (including liabilities under the Securities Act), or to contribute to payments the Agents may be required to make in respect thereof. The Operating Partnership has agreed to reimburse the Agents for certain other expenses.

    In the ordinary course of their respective businesses, certain of the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with the Operating Partnership and certain of its affiliates. In particular, Merrill Lynch from time to time provides investment banking and financial advisory services to the Company and the Operating Partnership. Merrill Lynch also acted as representative of various underwriters in connection with public offerings of the Company's Common Stock, depositary shares for the Company's Preferred Stock and the Operating Partnership's debt securities in 1993, 1994, 1995, 1996 and 1997. Merrill Lynch and the Operating Partnership have entered into a Forward Treasury Lock Agreement pursuant to which the Operating Partnership paid a fee to Merrill Lynch. UBS Securities LLC and the Operating Partnership are parties to a secured loan facility pursuant to which the Operating Partnership owes UBS Securities LLC approximately $34 million at March 31, 1997. The First National Bank of Chicago, an affiliate of First Chicago Capital Markets, Inc., is serving as Trustee for the Notes and is also an agent bank for the Operating Partnership's credit line.

    Concurrently with the offering of Notes described herein, the Operating Partnership or the Company may issue other Securities described in the accompanying Prospectus.

                                 LEGAL MATTERS

    In addition to the legal opinions referred to under "Legal Opinions" in the accompanying Prospectus, the description of Federal income tax matters contained in this Prospectus Supplement entitled "Certain United States Federal Income Tax Considerations" is based upon the opinion of Bose McKinney and Evans.

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    NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                    ---------
                    PROSPECTUS SUPPLEMENT
Ratios of Earnings to Fixed Charges...............        S-2
Description of Notes..............................        S-2
Certain Investment Considerations.................       S-21
Special Provisions and Risks Relating to Foreign
 Currency Notes...................................       S-22
Certain United States Federal Income Tax
 Considerations...................................       S-25
Notes Denominated, or in Respect of Which Interest
 is Payable, in a Foreign Currency................       S-31
Supplemental Plan of Distribution.................       S-34
Legal Matters.....................................       S-35
                         PROSPECTUS
Available Information.............................          2
Incorporation of Certain Documents by Reference...          2
The Company and the Operating Partnership.........          3
Use of Proceeds...................................          3
Ratios of Earnings to Fixed Charges...............          3
Description of Debt Securities....................          4
Description of Preferred Stock....................         14
Description of Depositary Shares..................         20
Description of Common Stock.......................         24
Plan of Distribution..............................         25
Legal Opinions....................................         26
Experts...........................................         26

                                  $100,000,000

                                     [LOGO]

                                  DUKE REALTY
                              LIMITED PARTNERSHIP

                               MEDIUM-TERM NOTES
                                    DUE NINE
                              MONTHS OR MORE FROM
                                 DATE OF ISSUE

                              -------------------

                             PROSPECTUS SUPPLEMENT

                              -------------------

                              MERRILL LYNCH & CO.
                                 FIRST CHICAGO
                             CAPITAL MARKETS, INC.
                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.

                                 UBS SECURITIES

                                  MAY 13, 1997

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